EXHIBIT 5.1 and 23.2

                                Kenneth G. Eade
                             510 State Street, Suite 15
                        Santa Barbara, California 93101
                       (805) 5609828 Fax: (805) 5603608


                                  August 30, 2004

Board of Directors
Celtron International, Inc.
563 Old Pretoria Road
Midrand, South Africa 59 1658

Gentlemen:

At your request, we have examined the Registration Statement on Form S8 to be filed by you with the Securities and Exchange Commission on or about August 30, 2004, in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of the Company's Common Stock, par value .001 (exclusive of any securities associated therewith, the Stock) to be sold by you pursuant to the Company's Year 2004 Employee/Consultant Stock Compensation Plan. (the Plan).

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plan.

It is our opinion that the 2,500,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provide in the Plan, will be validly issued, fullypaid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

     Very truly yours,


     Kenneth G. Eade
     --------------------------------
     Kenneth G. Eade, Attorney at Law